EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Dawn Felepe Klehr
Entegris Public Relations
952-556-8079
dawn_felepe_klehr@entegris.com
Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS REPORTS FIRST-QUARTER 2004 RESULTS

Sales and Earnings Rise Year over Year; Margins Improve Sequentially

CHASKA, Minn., Dec. 18, 2003—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported results for its fiscal 2004 first quarter ended Nov. 29, 2003. For the quarter, sales totaled $68.7 million, a 27 percent increase from fiscal 2003 first-quarter sales of $54.2 million. The company reported net income of $1.6 million, or 2 cents per share, compared with a net loss of $5.6 million, or 8 cents per diluted share, for the fiscal 2003 first quarter. Entegris generated about $2 million in cash from operations during the three-month period. In addition, the company reduced short-term debt by $5.7 million.

Gross margin for the fiscal 2004 first quarter was 40.1 percent, versus 40.3 percent for the year-ago period. On a sequential, quarter-over-quarter basis, Entegris significantly improved margins from 33.3 percent for the fiscal 2003 fourth quarter.

“This quarter we reported revenue and earnings in line with expectations set in our preceding quarter,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Our revenue and particularly order momentum increased significantly in the last weeks of the quarter primarily due to growing strength in the semiconductor market. Our leadership position in materials integrity management strategically positions Entegris for growth as semiconductor market activity increases.”

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ENTEGRIS REPORTS FIRST QUARTER 2004 RESULTS	Page 2 of 3

“Entegris is a multi-faceted company,” continued Dauwalter. “We are successfully expanding our expertise into multiple markets, which increases our growth opportunities. We are also focused on increasing efficiencies, reducing costs and preparing operations to respond quickly to accelerated sales. Entegris’ business model is focused on generating cash in all industry conditions and leveraging our infrastructure as sales increase. That’s why I am very excited about the company’s short-term and long-term opportunities.”

Outlook

“Momentum in the semiconductor market is increasing and demand for all of our product lines in this market is growing. Entegris revenue for unit driven products, such as wafer shippers, has steadily increased over recent quarters. Sales for capital spending driven products, such as our wafer carriers and front-opening unified pods (FOUP) tend to be spread over more than one quarter when a fab ramps production. Therefore, we believe sales for our next fiscal quarter should increase about 5 to 10 percent from the fiscal 2004 first quarter, driven by increased sales in the semiconductor market. As sales increase we also anticipate gross margins to improve to 41 to 43 percent,” said Dauwalter.

Balance Sheet/Cash Flow Statement Discussion

Cash, cash equivalents and short-term investments at the end of the fiscal 2004 first quarter totaled $100.9 million. The company generated approximately $2 million in cash from operations during the quarter and paid down $5.7 million in short-term debt. Finished goods inventory in the company’s U.S. facilities declined by approximately $2 million from the fiscal 2003 fourth quarter as the company continued to focus on inventory reduction to move closer to a build-to-order manufacturing philosophy. Inventories were $39.4 million, up $1.2 million from the prior quarter. The inventory increase was primarily due to strong order momentum at quarter’s end, resulting in additional work-in-process inventory. Accounts receivable totaled $55.9 million, up $3.3 million from 2003 fourth quarter.

First Quarter Results Conference Call Details

Investors have the opportunity to listen to the conference call today at 7:30 a.m. ET over the Internet at http://www.entegris.com. To listen to the live call, listeners may go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

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ENTEGRIS REPORTS FIRST QUARTER 2004 RESULTS	Page 3 of 3

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions, the ability to expand into new markets and the ability of operations to respond to rapidly increasing sales. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2003 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical, fuel cell and other key technology-driven industries worldwide.

Headquartered in Chaska, Minn., Entegris has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended
	November 29, 2003	November 30, 2002
Net sales	$68,676	$54,249
Cost of sales	41,147	32,371

Gross profit	27,529	21,878
Selling, general and administrative expenses	21,044	18,922
Engineering, research and development expenses	4,603	4,073
Other charges	—	1,812

Operating income (loss)	1,882	(2,929)
Interest income, net	(42)	(300)
Other (income) expense, net	(557)	4,787

Income (loss) before income taxes and other items below	2,481	(7,416)
Income tax expense (benefit)	841	(1,832)
Equity in net loss of affiliate	3	58
Minority interest in subsidiaries’ net loss	—	—

Net income (loss)	$1,637	$(5,642)

Earnings (loss) per common share:
Basic	$0.02	$(0.08)
Diluted	$0.02	$(0.08)

Weighted shares outstanding:
Basic	72,576	71,165
Diluted	76,946	71,165

Pro forma data(1) :
Statement of operations excluding nonrecurring charges:
Operating income (loss)	$1,882	$(1,117)
Net income (loss)	$1,637	$(1,217)

Pro forma earnings (loss) per common share:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

(1)	Pro forma data excludes the following items otherwise included in GAAP results for the periods indicated:
First quarter of fiscal 2003: An after-tax charge of $1.1 million recorded in connection with the closure of a manufacturing facility and an after-tax loss of $3.3 million related to the impairment of an equity investment.

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	November 29, 2003	August 30, 2003
ASSETS
Cash and cash equivalents	$72,784	$80,546
Short-term investments	28,069	24,541
Accounts receivable	55,908	52,604
Inventories	39,394	38,163
Deferred tax assets and refundable income taxes	14,334	14,637
Other current assets	4,003	3,564

Total current assets	214,492	214,055

Property, plant and equipment	94,455	95,212

Investments in affiliates	8,536	8,596
Intangible assets	95,717	96,921
Other assets	2,107	2,882

Total assets	$415,307	$417,666

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,547	$2,412
Short-term debt	10,710	16,455
Accounts payable	10,075	9,570
Accrued liabilities	21,886	25,852
Income tax payable	869	—

Total current liabilities	46,087	54,289

Long-term debt, less current maturities	12,035	10,070
Deferred tax liabilities	15,524	15,642
Shareholders' equity	341,661	337,665

Total liabilities and shareholders' equity	$415,307	$417,666